Exhibit 11

                       ZEOS INTERNATIONAL, LTD.

                  Computation of Per Share Earnings
          (Amounts in thousands, except for per share amounts)


                                         April 1,       April 2,
Quarter ended                              1995           1994
- -----------------------------------------------------------------
PRIMARY

     Weighted average shares
       outstanding                         8,806          8,704
     Stock options using average
       market price                        1,039              -
                                        --------       --------
     Total shares                          9,845          8,704
                                        ========       ========

     Net income (loss)                  $  2,704       $ (8,564)
     Less preferred stock dividend            75              -
                                        --------       --------
     Net income (loss) applicable to
       common shareholders              $  2,629       $ (8,564)
                                        ========       ========

     Per share amount                   $   0.27          (0.98)


 FULLY DILUTED

     Weighted average shares
       outstanding                         8,806          8,704
     Stock options using greater of
       average or ending market price      1,039              -
     Convertible preferred stock           1,000              -
                                        --------       --------
     Total shares                         10,845          8,704
                                        ========       ========

     Net income (loss)                  $  2,704       $ (8,564)
     Less preferred stock dividend
                                              75              -
                                        --------       --------
     Net income (loss) applicable to
       common shareholders              $  2,629       $ (8,564)
                                        ========       ========

     Per share amount                   $   0.25       $  (0.98)
